Exhibit 28(d)(ix)
AMENDMENT NO. 7
TO THE
SUBADVISORY AGREEMENT


      This AMENDMENT NO. 7 to the SUBADVISORY
AGREEMENT is dated as of November 1, 2014, by and between SUNAMERICA ASSET MANAGEMENT, LLC, a Delaware limited liability company (formerly known as, SunAmerica Asset
Management Corp.) (the "Adviser"), and
ALLIANCEBERNSTEIN L.P. (the "Subadviser").

W I T N E S S E T H:

      WHEREAS, the Adviser and SunAmerica Series Trust, a Massachusetts business trust (the "Trust"), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time (the "Advisory Agreement"), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to it which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement;

      WHEREAS, the Adviser and the Subadviser are parties to a Subadvisory Agreement dated January 1, 1999, as amended from time to time (the "Subadvisory Agreement"), pursuant to which the Subadviser furnishes investment advisory services to certain series (the "Portfolios") of the Trust, as listed on Schedule A of the Subadvisory Agreement;

      WHEREAS, the Board of Trustees of the Trust has approved this Amendment to the Subadvisory Agreement and it is not required to be approved by the shareholders of the Portfolios.

      NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1.	Portfolio Transactions.  Section 2 to the
Subadvisory Agreement is hereby amended to include the following provision:

To the extent permitted by the Portfolios' current prospectus and statement of additional information, the Subadviser is hereby directed and authorized by the Adviser to (i) negotiate, enter into and execute trading and other agreements on the Trust's behalf with third parties such as counterparties, clearing houses, clearing members, trading venues and such other intermediaries (including the Trust's custodian) (each, a "Market Participant") as the Subadviser deems appropriate including, but not limited to, ISDA Agreements, as supplemented by any schedule, credit support annex (or pledge agreement), and/or confirmations thereto, listed options agreements, as supplemented by any addendum hereto related to exchange-traded derivative transactions agreements, repurchase agreement facilities, master forward securities transaction agreements, standard industry protocol arrangements (including those published by ISDA) and any such other agreements or arrangements as may be necessary or desirable to effect the investments and transactions contemplated by the Portfolios' investment guidelines and (ii) effect transactions in derivatives with such counterparties, in such a manner and on such trading venues as the Subadviser considers appropriate. Where applicable, all such transactions shall be effected in accordance with the rules and regulations (if any) of the relevant trading venue and the Subadviser may take all such steps as the Subadviser considers reasonable or as may be required or permitted by such rules and regulations and/or by appropriate market practice. Upon the reasonable request of the Adviser, the Subadviser will provide copies of any such agreements or other documents to the Adviser.

The Subadviser also is authorized on a continuing basis to maintain at Markit Group Limited (or such other intermediaries as it deems reasonable) for delivery to relevant Market Participants, information (including confidential information) relating to the Portfolios and all such constituent and other documentation as may be required by such Market Participants in connection with the Subadviser's use of derivatives and/or in order to effect, clear or otherwise manage transactions in derivatives on behalf of the Portfolios.

2.	Duration and Termination.  Section 9 to the
Subadvisory Agreement is hereby amended to include the following provision:

To the extent applicable, upon any termination of this Subadvisory Agreement the Adviser agrees that the Subadviser shall have the authority to close any open futures or listed options contracts and/or to execute currency forward and spot contracts in the Portfolios for purposes of off-setting any open forward positions in the Portfolios.

3.	Schedule A to the Subadvisory Agreement is hereby
amended to reflect the change in the subadvisory fees of SunAmerica Dynamic Allocation and SunAmerica
Dynamic Strategy Portfolios (the "Portfolios") for which the Subadviser will manage a portion of the Portfolios' assets (the "Overlay Component"). Schedule A is also attached hereto.

Portfolio(s)
Annual Fee
(as a percentage of the average
daily net assets the Subadviser
manages in the portfolio)


SunAmerica Dynamic Allocation Portfolio
0.24% on the first $500 million
0.21% on the next $1 billion
0.19% over $1.5 billion


SunAmerica Dynamic Strategy Portfolio
0.24% on the first $500 million
0.21% on the next $1 billion
0.19% over $1.5 billion

      Subadviser shall manage the Overlay Component of the Portfolios' assets and shall be compensated as noted above.

4.	Counterparts.	This Amendment may be
executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

5.	Full Force and Effect.	Except as expressly
supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Subadvisory Agreement shall remain unchanged and shall continue to be in full force and effect.

6.	Miscellaneous.	Capitalized terms used but
not defined herein shall have the meanings assigned to them in the Subadvisory Agreement.



[Remainder of Page Intentionally Left Blank]





      IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

				SUNAMERICA ASSET
MANAGEMENT, LLC

				By:  /s/ PETER A. HARBECK
				Name:	Peter A. Harbeck
				Title:	President & CEO


				ALLIANCEBERNSTEIN L.P.

				By:  /s/ LOUIS T. MANGAN
				Name:	Louis T. Mangan
				Title:	Assistant Secretary


SCHEDULE A

Effective November 1, 2014

Portfolios
Annual Fee
(as a percentage of the average
daily net assets the Subadviser
manages in the portfolio)


Alliance Growth Portfolio
0.35% on the first $50 million
0.30% on the next $100 million
0.25% over $150 million


Small & Mid Cap Value Portfolio
0.50% on first $250 million
0.45% over $250 million


SunAmerica Dynamic Allocation Portfolio1
0.24% on the first $500 million
0.21% on the next $1 billion
0.19% over $1.5 billion


SunAmerica Dynamic Strategy Portfolio1
0.24% on the first $500 million
0.21% on the next $1 billion
0.19% over $1.5 billion

__________________________
1 The Subadviser shall be paid a composite fee based on the aggregate assets of the Overlay Component it manages for the SunAmerica Dynamic Allocation Portfolio and the SunAmerica Dynamic Strategy Portfolio of SunAmerica Series Trust and the Dynamic Allocation Fund of VALIC Company I.




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P:\SunAmerica Series Trust\Annual Updates\2015 Update\485a Filing\
Exhibits\Exhibit 28(d)(ix) - SAST Alliance Amendment 7 to Subadvisory Agreement (11-
01-14).doc